Exhibit 10.30

PRIMUS KNOWLEDGE SOLUTIONS, INC.

KEY EMPLOYEE NON-COMPETITION

AND

NON-SOLICITATION AGREEMENT

This Key Executive Non-Competition and Non-Solicitation Agreement (“Agreement”) is dated as of November 13, 2003, and is made between Primus Knowledge Solutions, Inc., a Washington corporation, and all of its now existing and future acquired affiliates, including wholly owned subsidiaries (“Primus”), and Michael A. Brochu (“Executive”).

Background

A. Primus develops, markets, and licenses customer service and knowledge management software that enables support organizations to access, analyze and improve knowledge worldwide, through self service to assisted service. Primus has invested and continues to invest substantial resources in (a) the development, marketing, and licensing of its software, (b) the provision of related services, including without limitation support and maintenance services, software implementation services, and customer education and training, and (c) the training and retention of its employees.

B. Executive, as Primus’ CEO and president, performs key management functions at Primus. Executive has served as Primus’ senior executive officer for over six (6) years. During the course of Executive’s employment, Executive has and will become well acquainted with Primus’ current and proposed technology and business goals and strategies. During the course of Executive’s employment, Executive has developed and will develop important relationships with Primus’ customers and potential customers, with Primus’ vendors, and with other Primus employees.

C. Primus and Executive have agreed that Primus’ business and the goodwill associated with Primus’ business will suffer irreparable harm if Executive competes with Primus during Executive’s employment and for a certain period following its termination, and if Executive solicits Primus’ employees to terminate their employment with Primus. Primus and Executive have agreed to protect Primus’ business by entering into this Agreement, and by placing restrictions on Executive’s current and post-employment activities to the extent specified in this Agreement.

Agreement

For good and valuable consideration, the receipt and sufficiency of all of which they each acknowledge, Primus and Executive agree as follows:

Section 1. Definitions

For purposes of this Agreement, the following capitalized terms shall have the following meanings:

1.1 Executive Affiliate. “Executive Affiliate” means (i) an Entity in which Executive or a member of Executive’s immediate family owns equity possessing at least one half of one percent (0.5%) of the total combined voting power of all classes of equity entitled to vote, or rights to acquire such equity; or (ii) any person who provides services to any such Entity as an employee or contractor.

1.2 Competitive Activity. “Competitive Activity” means

(a) the development, marketing, distribution, licensing and/or other commercialization of:

(i) computer software programs which enable users to access, analyze and/or improve knowledge, including without limitation in customer service and/or information technology help desk applications and whether through Internet based self-service or assisted service; and/or

(ii) software which is a “derivative” (as such term is understood under the United States Copyright Act, 17 U.S.C. 101 et seq.) of all and any software developed by or on behalf of the Primus during Executive’s employment, and derivatives thereof up to and including the date Executive’s employment with Primus ends for any reason; and/or

(iii) any and all products and services that are competitive to those marketed, sold and/or distributed by Primus at the time of Executive’s employment with Primus ceases for any reason; and/or

(b) with respect to any of the software described in (a) above, the provision of:

(i) support and/or maintenance services;

(ii) software implementation services; and/or

(iii) customer education and training.

1.3 Entity. “Entity” means any partnership, company, corporation, trust, association or other entity or undertaking whatsoever.

Section 2. Non-Competition

From and after the date of this Agreement, and for a period of three (3) years following the termination of Executive’s employment with Primus, howsoever arising, Executive shall not, and shall ensure that no Executive Affiliate shall, directly or indirectly own a controlling interest in, manage, operate, control, or otherwise be connected with, as director, partner, consultant, employee, or agent, any business Entity which is engaged, or proposes to engage, in any Competitive Activity in any country in the world in which Primus has generated, or reasonably anticipates generating during the period ending on the first anniversary of the termination of Executive’s employment with Primus, revenues in excess of One Hundred Thousand U.S. Dollars (US $100,000) per year. Those countries include, without limitation, the United States, all countries of the European Union on the date hereof, Canada, Japan and India. Executive and Primus each acknowledge that the provisions of this Section 2 are required for the purpose of preserving the goodwill of Primus’ current and future business.

Section 3. Non-Solicitation of Primus Customers

From and after the date of this Agreement, and for a period of three (3) years following the termination of Executive’s employment with Primus, howsoever arising, Executive shall not, and shall ensure that no Executive Affiliate shall, directly or indirectly (a) solicit any Entity with which Executive had more than minimal contact while employed by Primus to terminate such Entity’s contractual and/or business relationship with Primus, nor (b) interfere with or disrupt or attempt to interfere with or disrupt any such relationship.

Section 4. Non-Solicitation of Primus Executives

From and after the date of this Agreement, and for a period of one (1) year following the termination of Executive’s employment with Primus, howsoever arising, Executive shall not directly or indirectly solicit any of Primus’ employees, agents, or independent contractors to leave the employ of Primus. This Section 4 shall not be construed as a “no hire” provision in that an Executive Affiliate may make it generally known of the availability of a position of employment and Primus’ employees, agents or independent contractors may apply for such position and be hired, provided Executive did not directly or indirectly solicit the former Primus employee, agent or independent contractor.

Section 5. Consideration and Payment

In consideration of the covenants and agreements set forth herein, Primus will pay Executive one times his annual base pay, or $310,000, net of all required tax withholdings. Such payment will be made on January 1, 2004.

Section 6. Remedies; Equitable Relief

6.1 Remedies. The provisions of Sections 2, 3 and 4 shall be in addition to, and shall not be deemed a waiver of any and all rights and remedies Primus may have under applicable law. Primus’ remedies under this Agreement shall be cumulative and not exclusive.

6.2 Equitable Relief. Executive acknowledges that this Agreement is required to preserve for Primus the goodwill associated with its business. Therefore, Executive hereby irrevocably acknowledges that (a) the covenants and agreements set forth in Sections 2, 3 and 4 are essential elements of his continued employment by Primus, that, but for his agreement to comply with such covenants and agreements, Primus would not have paid the consideration hereunder, and that he has been advised to consult with counsel and has carefully considered in all respects the reasonableness of such covenants and agreements as to scope and limit of time; (b) Primus will have no adequate remedy at law if he violates any of the terms of Sections 2, 3 or 4; and (c) Primus shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any, of such covenants or agreements if he fails to perform any such obligation.

Section 7. Primus’ Right of Offset

If Executive fails to comply with any of his obligations under this Agreement, then Primus shall be entitled to (i) offset all or any portion of any losses incurred by Primus in consequence of such noncompliance against any sums owed by Primus to Executive, and (ii) withhold performance of any other obligation of Primus to Executive including, without limitation, those relating to the exercise of options to acquire Primus stock and the transfer of Primus stock, until Executive’s non-compliance has been remedied in full. If Primus wrongfully makes any offset or wrongfully withholds performance of any obligation of Primus to Executive, Primus shall be liable to Executive for all damages and losses occasioned by its wrongful action or inaction.

Section 8. Dispute Resolution

8.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Washington, and, where such laws are preempted by the laws of the United States, by the internal laws of the United States, without regard to conflicts of laws principles and renvoi.

8.2 Arbitration. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or interpretation thereof, the controversy or claim shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a single, disinterested arbitrator appointed in accordance with such Rules. The determination of the arbitrator shall be final, conclusive and binding. Judgment upon the award rendered may be entered in any court of any state or country having jurisdiction.

8.3 Conduct. Each party shall ensure that any arbitration is conducted as speedily as is reasonably possible, and that all and any information disclosed during or in connection with the arbitration is treated with the strictest confidence.

8.4 Interim and Permanent Relief. Upon the application of either party to this Agreement, and whether or not an arbitration has yet been initiated, all courts having jurisdiction over one or more of the parties are authorized to: (i) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a party’s interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; and (ii) enter and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party’s interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Agreement. Both parties hereby irrevocably submit to the jurisdiction of the Superior Court of Washington for King County and the United States District Court for the Western District of Washington at Seattle, and to the jurisdiction of all appeal courts from such courts.

8.5 Venue. Any arbitration or other proceeding conducted under or in connection with this Agreement shall take place in Seattle, Washington at a time and location to be determined by the arbitrator, or in accordance with the applicable procedural rules, as the case may be.

8.6 Legal Expenses. If any proceeding is brought by either party to enforce or interpret any term or provision of this Agreement, the substantially prevailing party in such proceeding shall be entitled to recover, in addition to all other relief arising out of this Agreement, such party’s reasonable attorneys’ and other experts’ (including without limitation accountants) fees and expenses.

Section 9. Miscellaneous

9.1 Waiver. No waiver of or with respect to any provision of this Agreement, nor consent by a party to the breach of or departure from any provision of this Agreement, shall in any event be binding on or effective against such party unless it be in writing and signed by such party, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

9.2. Captions and Headings. The captions and headings are inserted in this Agreement for convenience only, and shall not be deemed to limit or describe the scope or intent of any provision of this Agreement.

9.3 Severability; Invalidity. If any provision of this Agreement is held to be invalid, such invalidity shall not render invalid the remainder of this Agreement or the remainder of which such invalid provision is a part. If any provision of this Agreement is so broad as to be held unenforceable, such provision shall be interpreted to be only so broad as is enforceable. In the event a court of competent jurisdiction shall decline to enforce any provision of Sections 2, 3 or 4, such provisions shall be deemed to be modified to restrict Executive’s competition with Primus or solicitation of Primus’ customers or employees to the maximum extent, in terms of activity, time or geography, which such court shall find enforceable.

9.4. Notices. Any notice or other communication under this Agreement given by either party to the other party shall be deemed to be properly given if given in writing and delivered (i) by facsimile transmission (receipt confirmed) or (ii) by nationally recognized private courier (e.g., Federal Express), prepaid, to the recipient at the address identified in its signature block to this Agreement. Either party may from time to time change its address by giving the other party notice of the change in accordance with this Section.

9.5 Entire Agreement; Amendments. This Agreement constitutes and embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written, electronic or oral communications, agreements, representations or understandings between the parties with respect thereto. This Agreement may not be modified or amended except by a written instrument executed by both parties.

9.6 Primus’ Successors and Assigns. This Agreement shall inure to the benefit of Primus’ successors and assigns.

EXECUTED as of the date set forth above.

PRIMUS KNOWLEDGE SOLUTIONS, INC.		MICHAEL A. BROCHU

By:	/s/ Ron Stevens	/s/ Michael A. Brochu
	Ronald Stevens	(Signature)
Its:	COO & CFO

Address for Notices:		Address for Notices:
Primus Knowledge Solutions, Inc.		Home address on Primus records
Attn: Legal Department
1601 Fifth Avenue, Suite 1900
Seattle, WA 98101
USA

Fax: (206) 834-8111